        [LETTERHEAD OF RICHARD F. OBER, JR., EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL & SECRETARY]



July 20, 1994


UJB Financial Corp.                                                EXHIBIT 5
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543

      Re: Registration Statement on Form S-8 of UJB Financial Corp. Relating to
          210,890 Shares of UJB Financial Corp. Common Stock Issuable in Connection with the Converted VSB Bancorp Stock Option Plan of UJB Financial Corp.

Gentlemen:

      This opinion is given in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by UJB Financial Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an aggregate of 210,890 shares of the Company's Common Stock, par value $1.20 per share (the "Shares"), to be issued to holders of employee stock options and/or stock appreciation rights under the Converted VSB Bancorp Stock Option Plan of UJB Financial Corp. (the "Plan") upon the exercise thereof. Such options and rights were originally granted to employees of VSB Bancorp, Inc. ("VSB") or an affiliate of VSB under employee stock option plans of VSB and were converted into options and rights with respect to the Company's Common Stock in connection with the merger of VSB with and into the Company, pursuant to an Agreement and Plan of Merger dated December 16, 1993, as amended by an amendment dated March 17, 1994.

      I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

      Based upon the foregoing, I am of the opinion that the Shares registered pursuant to the Registration Statement and to be issued upon the exercise of employee stock options and stock appreciation rights under the Plan will, when issued in accordance with the Plan, be validly issued, fully paid and nonassessable.

UJB Financial Corp.               Page 2                        July 20, 1994



      I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Registration Statement.

                                     Very truly yours,

                                     /s/ Richard F. Ober, Jr.